Exhibit 99.1

- PRESS RELEASE -

White Mountains Leads Investor Group in Ark-Sponsored Reinsurance Sidecar

HAMILTON, Bermuda, December 21, 2022 /PRNewswire/ -- White Mountains Insurance Group, Ltd. (NYSE: WTM) (“White Mountains”) announced today that Ark Insurance Holdings Limited (“Ark”), its specialty property and casualty reinsurance and insurance subsidiary, has sponsored the formation of a reinsurance sidecar to provide collateralized reinsurance capacity for its global property catastrophe portfolio.

Outrigger Re Ltd. (“Outrigger”), a newly-formed Bermuda company registered as a special purpose insurer and segregated accounts company, has entered into a quota share with Ark to provide reinsurance protection on a portion of Ark Bermuda’s global property catastrophe portfolio beginning on January 1, 2023.

Outrigger has received $250 million of total investor capital for January 1, including $205 million from White Mountains. Additional third-party investors include Aquiline Capital Partners and a subsidiary of Enstar Group Limited (NASDAQ: ESGR).

Manning Rountree, Chief Executive Officer of White Mountains, said, “We are pleased to launch Outrigger Re, deploying capital into the hard market for property catastrophe insurance and in support of the exceptional underwriting team at Ark.”

Ian Beaton, Chief Executive Officer of Ark, said, “This transaction represents an important source of strategic underwriting capacity to support our core clients at a dynamic time in the reinsurance cycle.”

TigerRisk Capital Markets & Advisory acted as exclusive structuring and placement agent on the transaction. Sidley Austin LLP and Conyers Dill & Pearman Ltd. provided legal counsel.

About White Mountains

White Mountains is a Bermuda-domiciled financial services holding company traded on the New York Stock Exchange and the Bermuda Stock Exchange under the symbol WTM. Additional financial information and other items of interest are available at the Company's web site located at www.whitemountains.com.

About Ark

Ark is a specialty property and casualty insurance and reinsurance company that underwrites a diversified and balanced portfolio of reinsurance and insurance business, including property, specialty, marine & energy, accident & health and casualty. Ark’s high-quality underwriting teams are expert in their specialist areas, have a clear understanding of the needs of their clients and producers, and build business relationships for the long term. White Mountains owns 72% of Ark on a basic shares outstanding basis.

Media Contact

Rob Seelig
+1 (603) 640-2212
ir@whitemountains.com